Exhibit 99.1

          Boston Acoustics Announces First Quarter Results


    PEABODY, Mass.--(BUSINESS WIRE)--Aug. 5, 2003--Boston Acoustics, Inc. (NASDAQ:BOSA) today announced its financial results for the first quarter of the 2004 fiscal year which ended on June 28, 2003.
    Net sales for the quarter decreased approximately 31%, to $12.6 million from $18.3 million for the same period a year ago. Net income decreased to approximately $216,000 from approximately $277,000, and diluted earnings per share decreased to $.05 per share compared to $.06 per share for the same period a year ago.
    The reduction in net sales is the result of the prolonged difficult economic environment and its significant impact on both of the Company's business segments. While net sales of the Company's Core products decreased approximately 17% compared to a year ago, net sales of the OEM/ Multimedia segment were down 64%. The significant decrease in the OEM/Multimedia segment was anticipated and, as a result, incorporated in the Company's fiscal 2004 business plan.
    President and CEO Moses Gabbay stated, "Despite the decrease in sales, the Company realized a profit and continues to focus on improving margins by maintaining higher efficiencies through streamlining processes and monitoring operating expenses closely. Operating expenses, although higher as a percentage of sales, did in fact decrease in absolute dollars. This cost reduction will allow the Company to continue its investment in new market opportunities while increasing margins when worldwide economies and resulting consumer confidence improve to higher levels."
    Mr. Gabbay continued, "As the first step in a strategic initiative to assess and refine our sales and marketing organizations and to ensure the future growth in the car audio unit of our business, the Company announced the appointment of Dominick Aquilini, National Sales Manager, Aftermarket Car Audio. This addition enables our Home/Custom business unit to maximize the sales of Boston Home products while Mr. Aquilini focuses on Aftermarket Car Audio. Our balance sheet is strong, and we are prepared to capture the next upsurge in the market."


                                              Three Months Ended
                                         June 28, 2003   June 29, 2002

Net Sales                                $  12,597,197  $  18,257,277
Cost of Goods Sold                           8,017,458     12,448,444
  Gross Profit                               4,579,739      5,808,833
Selling and Marketing Expenses               2,141,390      2,626,924
General and Administrative Expenses          1,111,307      1,231,520
Engineering and Development Expenses         1,119,561      1,554,583
  Total Operating Expenses                   4,372,258      5,413,027
  Income from Operations                       207,481        395,806
Interest Income, net                            15,106         11,972
Other Income                                    92,200         18,831
  Income before Provision for Income
   Taxes                                       314,787        426,609
Provision for Income Taxes                      99,000        150,000
  Net Income                             $     215,787  $     276,609

Basic Earnings per Share                 $         .05  $         .06
Diluted Earnings per Share               $         .05  $         .06
Weighted Average Shares Outstanding
    Basic                                    4,400,276      4,595,595
    Diluted                                  4,400,372      4,673,688


Consolidated Balance Sheets

                                         June 28, 2003  March 29, 2003
Assets
Current Assets
Cash and cash equivalents                $   6,575,370  $   6,941,222
Accounts receivable, net                     8,030,270      6,582,033
Inventories                                 10,087,821     11,919,039
Deferred income taxes                        3,577,000      3,577,000
Prepaid income taxes                         1,449,000      1,449,000
Prepaid expenses and other current
 assets                                        984,020      1,009,369
  Total current assets                      30,703,481     31,477,663
Property and Equipment, net                 11,955,916     12,190,549
Other Assets, net                              995,594        996,172
  Total assets                           $  43,654,991  $  44,664,384

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                         $   4,923,524  $   5,630,246
Accrued payroll & related expenses             596,486        602,589
Dividends payable                              373,286        374,136
Other accrued expenses                       1,925,163      2,079,095
  Total current liabilities                  7,818,459      8,686,066
Minority Interest in Joint Venture              24,015         37,344
Shareholders' Equity                        35,812,517     35,940,974
  Total liabilities and shareholders'
   equity                                $  43,654,991  $  44,664,384


    Boston Acoustics, Inc. provides audio solutions for home entertainment, automobiles and personal computers. Founded in 1979, Boston Acoustics is located in Peabody, Massachusetts.

    Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics' operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2003. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.


    CONTACT: Boston Acoustics, Inc.
             Moses Gabbay, 978-538-5000
             Moses@bostona.com
             or
             Boston Acoustics, Inc.
             Debby Ricker-Rosato, 978-538-5000
             DRicker@bostona.com